Exhibit 99.1
LGI Homes Announces Director Retirement
THE WOODLANDS, Texas, October 13, 2021 (GLOBE NEWSWIRE) - LGI Homes, Inc. (NASDAQ: LGIH) today announced that Duncan Gage will retire from LGI Homes’ Board of Directors (the “Board”) effective December 31, 2021 so that he may focus on his personal responsibilities. Mr. Gage is a member of the Audit and Compensation Committees of the Board.
Mr. Gage commented, “I believe that it is the right time to transition off the Board and focus on other demands of my time. I have enjoyed serving on the Board and I am proud to have contributed to the Company’s incredible growth over the last eight years. I leave with complete confidence in management’s plans for the future and I look forward to LGI Homes’ continued success in the years to come.”
Eric Lipar, LGI Homes’ Chief Executive Officer and Chairman of the Board, said, “We would like to thank Duncan for his contributions to LGI Homes’ success over the past eight years. Duncan joined the Board prior to our initial public offering and has contributed significantly to our success during his time here. We are grateful to Duncan for all his contributions to LGI Homes and we wish him the very best going forward.”
LGI Homes, the Board and the Nominating and Corporate Governance Committee of the Board are currently evaluating alternatives with respect to appointing a new independent director to ultimately fill Mr. Gage’s Board seat.
About LGI Homes, Inc.
LGI Homes, Inc. is a pioneer in the homebuilding industry, successfully applying an innovative and systematic approach to the design, construction and sale of homes. As one of America’s fastest growing companies, LGI Homes has a notable legacy of more than 18 years of homebuilding excellence, over which time it has closed more than 50,000 homes and has been profitable every year. Headquartered in The Woodlands, Texas, LGI Homes has operations across 35 markets in 19 states and, since 2018, has been ranked as the 10th largest residential builder in the United States based on units closed. Nationally recognized for its quality construction and exceptional customer service, LGI Homes’ commitment to excellence extends to its more than 900 employees, earning the Company numerous workplace awards at the local, state and national level, including Top Workplaces USA’s 2021 Cultural Excellence Award. For more information about LGI Homes and its unique operating model focused on making the dream of homeownership a reality for families across the nation, please visit the Company’s website at www.lgihomes.com.

CONTACT:     Joshua D. Fattor
Vice President of Investor Relations
(281) 210-2526
investorrelations@lgihomes.com